AMENDMENT [No. 2] TO THE
                       KENNEDY-WILSON, INC. 1992 INCENTIVE
                       AND NONSTATUTORY STOCK OPTION PLAN

     WHEREAS,   Kennedy-Wilson,   Inc.   (the   "Company")   has   adopted   the
Kennedy-Wilson, Inc. 1992 Incentive and Nonstatutory Stock Option Plan (the "Plan"); and

     WHEREAS, Section 17 of the Plan permits the Board of Directors of the Company to amend the Plan, subject to certain limitations; and

     WHEREAS, the Board of Directors of the Company now desires to amend the Plan to increase the number of shares of Common Stock under the Plan (the "Amendment");

     NOW, THEREFORE, the Plan is hereby amended as follows:

     1. Subsection (a) of Section 4 of the Plan is hereby amended by deleting the number "140,000" wherever it appears and by inserting the number "200,000" in its stead.

     2. The provisions of this Amendment shall be effective as of the date of execution hereof; provided, however, that if this Amendment is not approved by the stockholders of the Company in accordance with applicable Federal and state law (and the rules and regulations thereunder), this amendment and any options granted pursuant to the provisions hereof shall be void and of no force or effect.

     3. Except to the extent set forth above, the Plan is not otherwise modified and shall remain in full force and effect.

     IN WITNESS WHEREOF, the Board of Directors of the Company has caused this Amendment to be authorized and adopted by the Company on the 19th day of August, 1997.

                                       KENNEDY-WILSON, INC.

Note: On October 27, 1997, the Company paid a 20% stock dividend. Pursuant to the antidilution provisions of the Plan, the number of shares of Common Stock reserved for issuance under the Plan increased to 240,000.